                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934





                            The J.M. Smucker Company
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                           Class A Common Shares
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  832696 10 8
  -----------------------------------------------------------------------------
                                 (Cusip Number)

                                 PAUL H. SMUCKER


Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                        (Continued on following page(s))

                               Page 1 of 3 Pages

CUSIP NO. 832696 10 8                  13G                   Page 2 OF 3 Pages

   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       PAUL H. SMUCKER  ####-##-####


   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                             (a)   /  /
       Not Applicable        (b)   /  /


   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A

                         5   SOLE VOTING POWER
                             1,937,962
     NUMBER OF
       SHARES            6   SHARED VOTING POWER
    BENEFICIALLY             0
      OWNED BY
   EACH REPORTING        7   SOLE DISPOSITIVE POWER
    PERSON WITH              1,831,062

                         8   SHARED DISPOSITIVE POWER
                             106,900


   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,937,962


  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       /x/


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13%


  12   TYPE OF REPORTING PERSON*

       IN

                    *SEE INSTRUCTION BEFORE FILLING OUT!



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                                                             Page 3 of 3 Pages


ITEM 1 (A)   NAME OF ISSUER: See Page 1, Cover Page

ITEM 1 (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: Strawberry Lane
                                                              Orrville, Ohio
                                                              44667

ITEM 2 (A)   NAME OF PERSON FILING: See Page 2, Cover Page, Item 1

ITEM 2 (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE: Strawberry Lane
                                                   Orrville,  Ohio  44667

ITEM 2 (C)   CITIZENSHIP: See Page 2, Cover Page, Item 4

ITEM 2 (D)   TITLE OF CLASS OF SECURITIES: See Page 1, Cover Page

ITEM 2 (E)   CUSIP NUMBER: See Page 1, Cover Page

ITEM 3       Not Applicable

ITEM 4       OWNERSHIP: See Page 2, Cover Page Item 5, 6, 7, 8, 9, 10 and 11

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: Not applicable

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
             Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
             Not applicable

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
             Not applicable

ITEM 9       NOTICE OF DISSOLUTION OF GROUP: Not applicable

ITEM 10      CERTIFICATION: Not applicable

Signature    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Feb. 7, 1994                                                 PAUL H. SMUCKER